                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(X)      Filed by the Registrant

( )      Filed by a party other than the Registrant

Check the appropriate box:

( )      Preliminary Proxy Statement

(X)      Definitive Proxy Statement

( )      Definitive Additional Materials

( )      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         REGENERON PHARMACEUTICALS, INC.

 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)      No fee required.

( )      Fee computed on table below per Exchange Act Rule 14a-6(i)(l) and 0-11.

1)       Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

2)       Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

4)       Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

5)       Total fee paid:
                         -------------------------------------------------------

( )      Fee paid previously with preliminary materials:
                                                         -----------------------

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount previously paid:
                                          --------------------------------------

         2)       Form, Schedule, or Registration Statement No.:
                                                                 ---------------

         3)       Filing party:
                                ------------------------------------------------

         4)       Date filed:
                              --------------------------------------------------

         Regeneron Pharmaceuticals, Inc.
PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2002
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707
(914) 345-7400

Dear Shareholder:

The Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. will be held at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591 at 10:30 a.m., Eastern Daylight Savings Time, on Friday, June 14, 2002.

The purposes of the meeting are:

-  To elect three Directors for a term of three years;

- To amend the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan to increase the number of shares reserved for issuance under the plan by 5,000,000 shares plus unissued shares previously approved by shareholders for issuance under the Regeneron Pharmaceuticals, Inc. 1990 Long-Term Incentive Plan;

- To approve the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2002; and

- To act upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

These items are more fully described in the following pages, which are hereby made a part of this Notice. The Board of Directors has fixed the close of business on April 19, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

By Order of the Board of Directors,

/s/ Stuart A. Kolinski

Stuart A. Kolinski
Secretary
Tarrytown, New York
May 10, 2002

REGENERON PHARMACEUTICALS, INC.
777 OLD SAW MILL RIVER ROAD
TARRYTOWN, NEW YORK 10591
(914) 345-7400

                                       May 10, 2002

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. to be held on Friday, June 14, 2002 at 10:30 a.m. at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

  Whether or not you plan to attend the Annual Meeting, please mark, sign, and date the accompanying proxy and return it promptly in the enclosed prepaid envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

                                       Sincerely,

                                       LOGO

                                       P. Roy Vagelos, M.D.
                                       Chairman of the Board of Directors

PROXY STATEMENT
2002 ANNUAL MEETING OF
SHAREHOLDERS OF
REGENERON PHARMACEUTICALS, INC.
-------------------------------------------------------------

PROXY SOLICITATION

This Proxy Statement is furnished to the shareholders of Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), in connection with the solicitation by its Board of Directors from holders of the Company's Common Stock (the "Common Stock") and Class A Stock (the "Class A Stock") of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on Friday, June 14, 2002 at 10:30 a.m., at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591, and at any adjournment or postponement thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Company's executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591.

This Proxy Statement and form of proxy are first being mailed to shareholders of the Company on or about May 10, 2002. All proxies duly executed and received prior to or at the Annual Meeting, and not revoked, will be voted on all matters presented at the meeting in accordance with the instructions indicated on such proxies. In the absence of instructions, proxies so received will be voted (1) FOR the named nominees to the Company's Board of Directors, (2) FOR approval of the amendments to the Company's 2000 Long-Term Incentive Plan to increase the number of shares reserved for issuance under the plan, and (3) FOR the approval of PricewaterhouseCoopers LLP as independent accountants for the Company's fiscal year ending December 31, 2002. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of the Company or a designee thereof, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company or a designee thereof before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute the revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Secretary, or hand delivered to the Secretary of the Company or a designee thereof at or before the taking of the vote at the Annual Meeting. The persons named as proxies in the enclosed form of proxy, Leonard S. Schleifer, M.D., Ph.D. and Stuart A. Kolinski, were selected by the Board of Directors of the Company.

RECORD DATE & VOTING AT THE ANNUAL MEETING

The Board of Directors of the Company has fixed the close of business on April 19, 2002 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of Common Stock and Class A Stock on the record date will be entitled to notice of, and to vote at, the Annual Meeting. As of April 19, 2002, 41,506,994 shares of Common Stock and 2,500,786 shares of Class A Stock were outstanding. The Common Stock and the Class A Stock vote together on all matters as a single class, with the Common Stock being entitled to one vote per share and the Class A Stock being entitled to ten votes per share. No other voting securities of the Company were outstanding on the record date. The holders of a majority of the shares issued and outstanding attending personally or by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors will be determined by a plurality of the votes cast in person or by proxy at the Annual Meeting. All other matters presented to shareholders will be determined by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. Under applicable New York law, in determining whether any proposal has received the requisite number of affirmative votes and tabulating the votes for directors, abstentions and broker nonvotes will be disregarded and will have no effect on the outcome of the vote.

ANNUAL REPORT

The Company's Annual Report to Shareholders for the year ended December 31, 2001 is being furnished herewith on or about May 10, 2002 to shareholders of record. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material. The Company has also filed with the Securities and Exchange Commission a report on Form 10-K for the year ended December 31, 2001, a copy of which will be furnished (except for exhibits) without charge to any shareholder upon written request addressed to the Investor Relations Department of the Company at the address shown above.

--------------------------------------------------------------------------------
SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 19, 2002, the number of shares of the Company's Common Stock and Class A Stock beneficially owned by each of its directors or nominees for directors, each of the named executive officers, and all directors and executive officers as a group, and the percentage that such shares represent of the total combined number of shares of outstanding Common Stock and Class A Stock, based upon information obtained from such persons.

MANAGEMENT AND DIRECTORS STOCK OWNERSHIP TABLE AS OF APRIL 19, 2002

                                           Number of Shares          Number of Shares        Percentage of Common
                                           of Class A Stock          of Common Stock        Stock & Class A Stock
Name of Beneficial Owner                Beneficially Owned (1)    Beneficially Owned (1)    Beneficially Owned (2)
------------------------------------------------------------------------------------------------------------------
Leonard S. Schleifer, M.D., Ph.D.             1,769,340 (3)               619,949 (8)                 5.4%
P. Roy Vagelos, M.D.                                  0                 1,511,289 (9)                 3.4%
Charles A. Baker                                 62,384 (4)                70,591 (10)                  *
Michael S. Brown, M.D.                           60,749 (5)               123,001 (11)                  *
Alfred G. Gilman, M.D., Ph.D.                   118,612                   150,001 (12)                  *
Joseph L. Goldstein, M.D.                        52,000                   108,001 (13)                  *
Eric M. Shooter, Ph.D.                           82,911 (6)               110,001 (13)                  *
George L. Sing                                        0                   132,515 (14)                  *
George D. Yancopoulos, M.D., Ph.D.               42,750 (7)               663,245 (15)                1.6%
Murray A. Goldberg                                    0                   150,382 (16)                  *
Randall R. Rupp, Ph.D.                                0                   154,962 (17)                  *
Neil Stahl, Ph.D.                                     0                   151,651 (18)                  *
All Directors and Executive Officers
  as a Group (12 persons)                     2,188,746                 3,945,588                    13.2%

------------------------------

* Represents less than 1%

(1) The inclusion herein of any Class A Stock or Common Stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares listed.

(2) To calculate percentage, number of shares outstanding includes 44,007,780 shares outstanding as of April 19, 2002 plus any shares subject to options held by the person in question that are currently exercisable or exercisable within sixty days from April 19, 2002.

(3) Includes 64,550 shares of Class A Stock held in trust for the benefit of Dr. Schleifer's two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 24,000 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(4) All shares of Class A Stock are held by a limited partnership.

(5) Includes 5,400 shares of Class A Stock held in trust for the benefit of Dr. Brown's children.

(6) All shares of Class A Stock are held in trust for the benefit of Dr. Shooter's children.

(7) Includes 19,383 shares of Class A Stock held in trust for the benefit of Dr. Yancopoulos's children and excludes 205 shares held by Dr. Yancopoulos's wife. Dr. Yancopoulos disclaims beneficial ownership of all such shares.

(8) Includes 523,370 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002 and 1,570 shares of Common Stock held in an account under the Company's 401(k) Savings Plan. Includes 1,800 shares of Common Stock held in trust for the benefit of Dr. Schleifer's two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 4,000 shares of Common Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(9) Includes 212,499 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002 and 489 shares of Common Stock held in an account under the Company's 401(k) Savings Plan. Includes 688,765 shares of Common Stock held in a charitable lead trust. Excludes 50,000 shares of Common Stock held by the Marianthi Foundation, a charitable foundation, of which Dr. Vagelos disclaims beneficial ownership.

(10) Includes 70,001 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002.

(11) Includes 118,001 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002.

(12) Includes 145,001 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2002 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002.

(13) All shares of Common Stock beneficially owned represent shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002. All shares of Common Stock are held in a trust for the benefit of Dr. Shooter's children.

(14) Includes 65,001 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002.

(15) Includes 633,550 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002 and 1,570 shares of Common Stock held in an account under the Company's 401(k) Savings Plan.

(16) Includes 115,531 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002 and 1,570 shares held in an account under the Company's 401(k) Savings Plan.

(17) Includes 150,000 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002 and 1,551 shares of Common Stock held in an account under the Company's 401(k) Savings Plan.

(18) Includes 140,500 shares of Common Stock purchasable upon the exercise of options granted pursuant to the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002 and 1,514 shares of Common Stock held in an account under the Company's 401(k) Savings Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AS OF APRIL 19, 2002

Set forth below is the name, address, and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock and Class A Stock.

                                                            Number of Shares     Percentage of Shares of
                                      Number of Shares of   of Common Stock      Common Stock and Class A
                                         Class A Stock        Beneficially          Stock Beneficially
Name and Address of Beneficial Owner  Beneficially Owned         Owned                  Owned (1)
-----------------------------------------------------------------------------------------------------------
Leonard S. Schleifer, M.D., Ph.D.          1,769,340 (2)         619,949 (3)                5.4%
  777 Old Saw Mill River Road
  Tarrytown, New York 10591
Wellington Management Company, LLP                 0           5,642,375                   12.8%
  75 State Street
  Boston, Massachusetts 02109
FMR Corp.                                          0           4,364,140                    9.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
Amgen Inc.                                         0           4,181,308                    9.5%
  One Amgen Center Drive
  Thousand Oaks, California 91320
Feldon Invest SA                                   0           4,000,000                    9.1%
  Urbanizacion Obarrio
  Swiss Bank Building, 53rd Street
  Panama City, Panama
Julian C. Baker                                    0           3,338,337 (4)                7.6%
  667 Madison Avenue
  New York, New York 10021
Felix J. Baker, Ph.D.                              0           3,335,187 (5)                7.6%
  667 Madison Avenue
  New York, New York 10021
Procter & Gamble Pharmaceuticals,                  0           2,662,505                    6.1%
  Inc.
  One Procter & Gamble Plaza
  Cincinnati, Ohio 45242

------------------------------
(1) To calculate percentage, number of shares outstanding includes 44,007,780 shares outstanding as of April 19, 2002 plus any shares subject to options held by the person or entity in question that are currently exercisable or exercisable within sixty days from April 19, 2002.

(2) Includes 64,550 shares of Class A Stock held in trust for the benefit of Dr. Schleifer's two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 24,000 shares of Class A Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(3) Includes 523,370 shares of Common Stock purchasable upon the exercise of options granted under the 1990 and 2000 Long-Term Incentive Plans which are exercisable or become so within sixty days from April 19, 2002 and 1,570 shares of Common Stock held in an account under the Company's 401(k) Savings Plan. Includes 1,800 shares held in trust for the benefit of Dr. Schleifer's two sons, of which Dr. Schleifer disclaims beneficial ownership. Excludes 4,000 shares of Common Stock held by the Schleifer Family Foundation, a charitable foundation, of which Dr. Schleifer disclaims beneficial ownership.

(4) Includes 3,400 shares as to which he has sole voting and sole dispositive power and 3,334,937 shares as to which he has shared voting power and shared dispositive power.

(5) Includes 250 shares as to which he has sole voting power and sole dispositive power and 3,334,937 shares as to which he has shared voting power and shared dispositive power.

-------------------------------------------------------------
PROPOSAL NO. 1: ELECTION OF
DIRECTORS

THE BOARD OF DIRECTORS PROPOSES THE ELECTION OF ALFRED G. GILMAN, M.D., PH.D., JOSEPH L. GOLDSTEIN, M.D., AND P. ROY VAGELOS, M.D. FOR A TERM OF THREE YEARS.

GENERAL

The Board of Directors is divided into three classes, denominated Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms. There are currently three Class II Directors, whose terms expire at the 2002 Annual Meeting, three Class III Directors, whose terms expire at the 2003 Annual Meeting, and three Class I Directors, whose terms expire at the 2004 Annual Meeting (in all cases subject to the election and qualification of their successors and to their earlier death, resignation, or removal).

At each annual meeting of shareholders, the successors to directors whose terms expire shall be elected to serve from the time of election and qualification until the third annual meeting following their election and until a successor has been duly elected and qualified. All of the nominees for Class II Directors are currently Class II Directors of the Company. All of these nominees have indicated a willingness to serve if elected, but if any should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board of Directors.

The following table contains information as of April 19, 2002 with respect to the persons who currently serve on the Board and the persons who have been nominated to serve new three-year terms as directors.

                                                                              Served as a
                                                                               Director        Class
Name                                Age       Position with the Company          Since      of Directors
----                                ---       -------------------------       -----------   ------------
P. Roy Vagelos, M.D. (1)            72    Chairman of the Board and Member       1995           II
                                          of Scientific Advisory Board
Leonard S. Schleifer, M.D., Ph.D.   49    Director, Chief Executive Officer,     1988           I
                                          and President
Eric M. Shooter, Ph.D. (1)          78    Director and Member of Scientific      1988           I
                                          Advisory Board
Joseph L. Goldstein, M.D. (1)       62    Director and Member of Scientific      1991           II
                                          Advisory Board
Alfred G. Gilman, M.D.,             60    Director and Member of Scientific      1990           II
  Ph.D. (1)(2)                            Advisory Board
George L. Sing (2)(3)               52    Director                               1988           III
Charles A. Baker (2)(3)             69    Director                               1989           III
Michael S. Brown, M.D. (1)          61    Director and Member of Scientific      1991           III
                                          Advisory Board
George D. Yancopoulos, M.D., Ph.D.  42    Director, Executive Vice               2001           I
                                          President, Chief Scientific
                                          Officer, and President, Regeneron
                                          Research Laboratories

------------------------------
(1) Member of the Technology Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

-------------------------------------------------------------
BACKGROUND OF NOMINEES FOR CLASS II DIRECTORS

ALFRED G. GILMAN, M.D., PH.D., 60, a co-founder of the Company, has been a Director of the Company since July 1990 and a member of the Scientific Advisory Board since 1988. Dr. Gilman has been the Raymond and Ellen Willie Professor of Molecular Neuropharmacology and Chairman of the Department of Pharmacology at The University of Texas Southwestern Medical Center at Dallas since 1981 and was named a Regental Professor in 1995. Dr. Gilman is a member of the National Academy of Sciences. He is the Consulting Editor of "Goodman and Gilman's The Pharmacological Basis of Therapeutics," the leading medical pharmacology textbook. Dr. Gilman received the Nobel Prize for Physiology or Medicine in 1994. Dr. Gilman is a member of the Board of Directors of Eli Lilly & Company.

JOSEPH L. GOLDSTEIN, M.D., 62, has been a Director of the Company since June 1991 and a member of the Scientific Advisory Board since January 1988. Dr. Goldstein has been the Professor of Medicine and Genetics and Chairman of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas for more than five years. Dr. Goldstein is a member of the National Academy of Sciences. Drs. Goldstein and Brown jointly received the Nobel Prize for Physiology or Medicine in 1985.

P. ROY VAGELOS, M.D., 72, has been Chairman of the Board of the Company and a member of the Scientific Advisory Board since January 1995. Prior to joining Regeneron, Dr. Vagelos was Chairman of the Board and Chief Executive Officer of Merck & Co., Inc. He joined Merck in 1975, became a director in 1984, President and Chief Executive Officer in 1985, and Chairman in 1986. Dr. Vagelos retired from all positions with Merck in 1994. He is currently a member of the Board of Directors of The Prudential Insurance Company.

-------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING (CLASS III)

CHARLES A. BAKER, 69, has been a Director of the Company since February 1989. In September 2000, Mr. Baker retired as Chairman, President, and Chief Executive Officer of The Liposome Company, Inc., a position he had held since December 1989. During his career, Mr. Baker served in a senior management capacity in various pharmaceutical companies, including tenures as Group Vice President, Squibb Corporation (now Bristol-Myers Squibb) and President, Squibb International. He also held various senior executive positions at Abbott Laboratories and Pfizer, Inc. Mr. Baker currently is a member of the Board of Directors of Progenics Pharmaceuticals, Inc. and Alcide Corporation.

MICHAEL S. BROWN, M.D., 61, has been a Director of the Company since June 1991 and a member of the Scientific Advisory Board since January 1988. Dr. Brown is Professor of Medicine and Genetics and the Director of the Center for Genetic Diseases at the University of Texas Southwestern Academy of Sciences. He is a Director of Pfizer, Inc. His scientific contributions in cholesterol and lipid metabolism were made in collaboration with Dr. Joseph L. Goldstein. Drs. Brown and Goldstein jointly received the Nobel Prize for Physiology or Medicine in 1985.

GEORGE L. SING, 52, has been a Director of the Company since January 1988. Since 1998, he has been a Managing Director of Lancet Capital (formerly Caduceus Capital Partners), a venture capital investment firm in the health care field. From 1993 to 1998, Mr. Sing was a general partner of Zitan Capital Partners, an investment and advisory firm. From February 1990 until February 1991, he served as a consultant to Merrill Lynch Venture Capital Inc. From 1982 to February 1990, Mr. Sing was a Vice President and member of the Board of Directors of Merrill Lynch Capital, Inc., a venture capital firm.

-------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING (CLASS I)

LEONARD S. SCHLEIFER, M.D., PH.D., 49, founded the Company in 1988 and has been its President and Chief Executive Officer since its inception and served as Chairman of the Board from 1990 through 1994. In 1992, Dr. Schleifer was appointed Clinical Professor of Neurology at the Cornell University Medical School, and from 1984 to 1988 he was Assistant Professor at the Cornell University Medical School in the Departments of Neurology and Neurobiology. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.

ERIC M. SHOOTER, PH.D., 78, a co-founder of the Company, has been a Director and a member of the Scientific Advisory Board since 1988. Dr. Shooter has been a Professor at Stanford University School of Medicine since 1968. He was the founding Chairman of the Department of Neurobiology at Stanford University School of Medicine in 1975 and served as its Chairman until 1987. He is a Fellow of the Royal Society of England and a member of the National Academy of Sciences.

GEORGE D. YANCOPOULOS, M.D., PH.D., 42, has been Executive Vice President, Chief Scientific Officer, and President, Regeneron Research Laboratories since December 2000. Prior to that date, he was Senior Vice President, Research, a position he held since June 1997, and Chief Scientific Officer, a position he held since January 1998. Dr. Yancopoulos was Vice President, Discovery from January 1992 until June 1997, Head of Discovery from January 1991 to January 1992, and Senior Staff Scientist from March 1989 to January 1991.

-------------------------------------------------------------
BOARD COMMITTEES

The Company's Board of Directors has an Audit Committee of which Mr. Baker, Dr. Gilman, and Mr. Sing are members. The Audit Committee is responsible for reviewing the Company's financial results, the scope and results of audits, and the evaluation of the Company's system of internal controls. It also recommends the appointment of independent accountants. The duties and responsibilities of the Audit Committee are more fully described in the Audit Committee Charter which is attached as Exhibit A to this Proxy Statement. The Audit Committee is comprised of directors who are not officers or employees of Regeneron.

The Board of Directors has a Compensation Committee of which Messrs. Baker and Sing are members. The Compensation Committee has responsibility for administering and approving cash compensation of all corporate officers and of other employees of the Company, and for the administration of the Company's Executive Stock Purchase Plan and 2000 Long-Term Incentive Plan. Members of this committee are directors who are not officers or employees of Regeneron.

The Board of Directors also has a Technology Committee of which Drs. Brown, Gilman, Goldstein, Shooter, and Vagelos are members. The Technology Committee has the responsibility for reviewing the Company's scientific and medical programs and policies. The Technology Committee members are also members of the Regeneron Scientific Advisory Board.

During the last fiscal year, the Board of Directors held six meetings, the Audit Committee held three meetings, the Compensation Committee held two meetings, and the Technology Committee held one meeting. No director attended fewer than 75 percent of the number of Board of Directors meetings and meetings of committees on which he served.

-------------------------------------------------------------
AUDIT COMMITTEE REPORT

The Audit Committee has discussed with management of the Company the audited financial statements of the Company for the year ended December 31, 2001, which are included in the Company's Annual Report on Form 10-K. The Audit Committee has discussed with the Company's independent accountants the matters required to be discussed under Statements on Auditing Standards No. 61, which include, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee also discussed with the independent accountants their independence relative to the Company and received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (which relates to the auditor's independence from the Company).

Based on the foregoing discussions and review, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The Audit Committee also considered whether the services performed by PricewaterhouseCoopers LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001 are compatible with maintaining
PricewaterhouseCoopers LLP's independence, and concluded that they were.

     The Audit Committee

     George L. Sing, Chairman
     Charles A. Baker
     Alfred G. Gilman, M.D., Ph.D.

The Audit Committee Report in this Proxy Statement shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference.

The aggregate fees for professional services performed by PricewaterhouseCoopers LLP in connection with the annual audit of the Company's financial statements for the year ended December 31, 2001 and the quarterly reviews of the Company's financial statements for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 were $115,500, of which $46,000 was billed through December 31, 2001.

There were no fees billed by PricewaterhouseCoopers LLP during the year ended December 31, 2001 for professional services performed in connection with financial information systems design and implementation.

All other fees billed by PricewaterhouseCoopers LLP during the year ended December 31, 2001 totaled $328,410. These were primarily related to professional services performed in connection with the Company's public offerings of Common Stock and Convertible Senior Subordinated Notes, plus additional services related to advisory activities, tax planning and preparation, benefit plan audit, and accounting advice.

-------------------------------------------------------------
COMPENSATION OF DIRECTORS

Non-employee directors receive an annual retainer of $5,000 and a payment of $2,000 for each Board meeting attended in person or, once a year, by telephone or video conference. No additional retainer is paid for committee service. Directors who are not employees are reimbursed for their actual expenses relating to their attendance at Board of Directors meetings. In 2001, the Company paid Dr. Shooter $12,500 and Drs. Brown, Gilman, and Goldstein $25,000 each as members of the Scientific Advisory Board.

Pursuant to the Company's 1990 Long-Term Incentive Plan, which expired in 2000, each member of the Board of Directors who was not at the time of grant an employee of the Company or any subsidiary of the Company (an "Outside Director") received an automatic grant of an option to purchase 10,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. The grant occurred on March 1 of each year prior to the expiration of the 1990 Long-Term Incentive Plan, including March 1, 2000. Pursuant to the 2000 Long-Term Incentive Plan, each Outside Director receives an automatic grant of an option to purchase 15,000 shares of Common Stock on January 1 of each year, with an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant. Options granted to Outside Directors under both the 1990 and 2000 Long-Term Incentive Plans are exercisable as to one-third of the shares on the anniversary of the date of grant on each of the three subsequent calendar years, and expire ten years following the date of grant. If prior to the option's expiration or exercise the grantee ceases to be a voting member of the Board of Directors, then the portion of the option that at that time is not exercisable expires and the portion of the option, if any, that is exercisable may be exercised during the three months after the director ceases to be a voting member of the Board of Directors.

In accordance with an agreement dated as of January 8, 1995 between Dr. Vagelos and the Company, Dr. Vagelos purchased 600,000 shares of Common Stock for $300,000. He also received an option to purchase up to 285,000 shares of the Company's Common Stock at the fair market value of the Common Stock as of the date of grant, or $3.50 per share. On December 31, 1998, Dr. Vagelos entered into a five-year employment agreement with Regeneron, pursuant to which, effective January 1, 1999, he became a part-time employee. Dr. Vagelos did not become an officer of Regeneron or change his title. His annual compensation as an employee in 2001 was $100,000. In accordance with the employment agreement, the Company in 1999 issued Dr. Vagelos an option, pursuant to the 1990 Long-Term Incentive Plan, to purchase up to 162,500 shares of Common Stock at an exercise price of $7.41 per share; the option vests over five years. In addition, the Company agreed to recommend to the Compensation Committee that Dr. Vagelos be granted additional stock option grants on or about January 1, 2000 through 2004 in the amount of the greater of (a) 125,000 shares or (b) 125% of the highest annual option grant made to an officer of the Company at the time of each respective year's annual grant to officers. On December 20, 1999, the Company issued Dr. Vagelos an option, pursuant to the 1990 Long-Term Incentive Plan, to purchase up to 187,500 shares of Common Stock at an exercise price of $8.77 per share; the option vests over five years. On December 21, 2000, the Company issued Dr. Vagelos an option, pursuant to the 2000 Long-Term Incentive Plan, to purchase up to 250,000 shares of Common Stock at an exercise price of $37.78 per share; the option vests over four years. On December 18, 2001, the Company issued Dr. Vagelos an option, pursuant to the 2000 Long-Term Incentive Plan, to purchase up to 312,500 shares of Common Stock at an exercise price of $28.01 per share; the option vests over three years. If Dr. Vagelos dies or is disabled while he is employed by Regeneron, all options granted by Regeneron to him will immediately become exercisable at the time of death or disability.

EXECUTIVE COMPENSATION

Set forth below is information concerning the annual and long-term compensation for services performed during each of the last three fiscal years for Regeneron's Chief Executive Officer and its four other highest-compensated executive officers (the "Named Officers").

SUMMARY COMPENSATION TABLE

                                          ----------------------------------------------------------------------
                                                                              Long Term
                                                                            Compensation
                                             Annual Compensation               Awards
                                          ----------------------------------------------------
                                                                       Securities   Restricted
                                                                       Underlying     Stock         All Other
                                          Year    Salary     Bonus     Options(1)   Awards(2)    Compensation(3)
Name and Principal Position               ----   --------   --------   ----------   ----------   ---------------
Leonard S. Schleifer, M.D., Ph.D.         2001   $538,269   $250,000     250,000            0        $6,770
  President and Chief Executive Officer   2000   $449,617   $140,000     200,000            0        $6,740
                                          1999   $430,000   $120,000     250,000            0        $6,440

George D. Yancopoulos, M.D., Ph.D.        2001   $423,942   $100,000     200,000     $259,780        $5,100
  Executive Vice President, Chief         2000   $369,038          0   1,000,000            0        $5,100
  Scientific Officer, and President,      1999   $320,000          0     200,000            0        $4,800
  Regeneron Research Laboratories

Murray A. Goldberg                        2001   $274,409   $ 25,000      50,000     $100,024        $5,100
  Senior Vice President, Finance &        2000   $244,577   $ 10,000      40,000     $ 80,887        $5,100
  Administration, Chief Financial         1999   $223,000          0      80,000            0        $4,800
  Officer,
  Treasurer, and Assistant Secretary

Randall R. Rupp, Ph.D.                    2001   $249,500          0      30,000     $ 54,003        $5,100
  Senior Vice President, Manufacturing    2000   $223,711          0      30,000     $ 56,028        $5,100
  and Process Sciences                    1999   $209,000          0      70,000            0        $4,800

Neil Stahl, Ph.D.                         2001   $254,423   $ 25,000     100,000     $100,024        $5,100
  Senior Vice President, Preclinical      2000   $224,039          0      50,000     $ 74,275        $5,100
  Development and Biomolecular Science    1999   $175,000          0      90,000            0        $4,800
                                          ----------------------------------------------------------------------

---------------

(1) In 1999, eligible employees and officers received a stock option grant in January 1999 for performance in 1998 and a stock option grant in December 1999 for performance in 1999. In 2000, eligible employees and officers received a stock option grant in December 2000 for performance in 2000. In 2001, eligible employees and officers received a stock option grant in December 2001 for performance in 2001. All options granted expire ten years from the date of grant. All options granted in 1999 and 2000 become exercisable ratably over five years beginning one year from the date of grant. All options granted in 2001 become exercisable ratably over four years beginning one year from the date of grant.

(2) The amounts shown in this column represent the dollar value of restricted Common Stock on the date of the grant of the restricted stock. All grants of restricted stock are made under the Company's 2000 Long-Term Incentive Plan. All restricted stock awards vest ratably every six-months over a two-year period from on or about the date of grant.

In December 2000, Mr. Goldberg received a grant of 2,141 shares of restricted stock, Dr. Rupp received a grant of 1,483 shares of restricted stock, and Dr. Stahl received a grant of 1,966 shares of restricted stock.

In January 2001, Dr. Yancopoulos received a grant of 3,232 shares of restricted stock.

In December 2001, Dr. Yancopoulos received a grant of 5,356 shares of restricted stock, Mr. Goldberg received a grant of 3,571 shares of restricted stock, Dr. Stahl received a grant of 3,571 shares of restricted stock, and Dr. Rupp received a grant of 1,928 shares of restricted stock.

As of December 31, 2001, the aggregate number of shares of restricted stock held by the Named Officers of the Company, and the dollar value of such shares, was:
Dr. Schleifer, 0 shares ($0); Dr. Yancopoulos, 7,780 shares ($219,085); Mr. Goldberg, 5,176 shares ($145,756); Dr. Rupp, 3,040 shares ($85,606); and Dr.
Stahl, 5,045 shares ($142,067). The dollar values are based on the closing price of Common Stock on December 31, 2001, as reported on the Nasdaq Stock Market.

(3) Represents a matching Company contribution under the Regeneron Pharmaceuticals, Inc. 401(k) Savings Plan. For Dr. Schleifer, the amount also represents life insurance premiums paid by the Company on behalf of Dr. Schleifer.

OPTIONS

All options to purchase Regeneron Common Stock granted to the Named Officers for 2001 and prior years have been granted under the Company's 1990 and 2000 Long-Term Incentive Plans. Set forth below is information about grants of options during 2001 to the Named Officers. No Stock Appreciation Rights, Incentive Stock Rights, or Incentive Unit Rights have been granted by the Company.

OPTIONS GRANTED IN LAST FISCAL YEAR

                                -------------------------------------------------------------------------------------------------
                                                                                                     Potential Realizable
                                                                                                             Value
                                                                                                       at Assumed Annual
                                       Number of         Percent of                                          Rates
                                       Securities      Total Options                                    of Stock Price
                                       Underlying        Granted to      Exercise                      Appreciation for
                                        Options          Employees         Price      Expiration          Option Term
                                     Granted (#)(1)    In Fiscal Year    ($/Share)       Date        5% ($)       10% ($)
 Name                           -------------------------------------------------------------------------------------------------
 Leonard S. Schleifer, M.D.,            250,000             11.3%         $28.01       12/18/11     4,403,835    11,160,182
   Ph.D.
 George D. Yancopoulos, M.D.,             3,570              0.2%         $28.01       12/18/11        62,887       159,367
   Ph.D.                                196,430              8.9%         $28.01       12/18/11     3,460,181     8,768,778
 Murray A. Goldberg                      50,000              2.3%         $28.01       12/18/11       880,767     2,232,036
 Randall R. Rupp, Ph.D.                  30,000              1.4%         $28.01       12/18/11       528,460     1,339,222
 Neil Stahl, Ph.D.                      100,000              4.5%         $28.01       12/18/11     1,761,534     4,464,073
                                -------------------------------------------------------------------------------------------------

---------------
(1) All options granted expire ten years from the date of grant and become exercisable ratably over four years beginning one year from the date of grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table shows information with respect to the Named Officers concerning options exercised during 2001 and the value of stock options held as of the end of 2001.

-----------------------------------------------------------------------------------------------------------------------------
                                                                        Number of Securities        Value of Unexercised
                                            Shares                     Underlying Unexercised           In-the-Money
                                         Acquired on      Value              Options at                  Options at
    Name                                 Exercise (#)  Realized ($)     Fiscal Year-End (#)        Fiscal Year-End ($)(1)
-----------------------------------------------------------------------------------------------------------------------------
                                                                     Exercisable  Unexercisable  Exercisable  Unexercisable
                                                                     -----------  -------------  -----------  -------------
    Leonard S. Schleifer, M.D., Ph.D.            0             0       508,000        672,000     8,176,731     5,504,321
    George D. Yancopoulos, M.D., Ph.D.      25,500       448,620       587,550      1,279,200    11,653,255     4,489,340
    Murray A. Goldberg                           0             0       110,800        147,000     2,009,568     1,373,330
    Randall R. Rupp, Ph.D.                  13,500       405,316       134,000        112,000     2,874,690     1,209,620
    Neil Stahl, Ph.D.                        9,000       230,148       120,500        206,000     2,278,400     1,415,890
-----------------------------------------------------------------------------------------------------------------------------

---------------
(1) Based on the average of the high and low sales price of the Company's Common Stock on December 31, 2001, as reported on the Nasdaq Stock Market, of $28.81, less the exercise price.

-------------------------------------------------------------

-------------------------------------------------------------
EMPLOYMENT AGREEMENTS

On February 12, 1998, the Company entered into an employment agreement with Leonard S. Schleifer, M.D., Ph.D. providing for his employment with the Company through December 31, 2002. During the term of his employment, the Company will pay Dr. Schleifer a base salary of $410,000 (retroactive to January 1, 1998), with such increases as may be determined by the Compensation Committee and approved by the Board of Directors. Under his employment agreement, Dr. Schleifer may participate in all Company benefit and incentive programs. During his employment term, the Company will maintain life insurance on Dr. Schleifer's life in the amount of $1,000,000 payable to beneficiaries designated by Dr. Schleifer. Also under the employment agreement, the Company has agreed that in the event that Dr. Schleifer's employment is terminated other than for cause (as defined in the agreement) or is terminated by Dr. Schleifer for good reason (as defined in the agreement to include specified acts of constructive termination, as well as the first year following a change in control of the Company) (collectively, an "Involuntary Termination"), the Company will pay Dr. Schleifer his base salary for 15 months, continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance for 18 months, and accelerate certain otherwise unexercisable stock options granted to Dr. Schleifer. Upon an Involuntary Termination within three years after a change in control of the Company or within three months prior thereto, the Company will pay Dr. Schleifer an amount equal to two times his base salary in effect, continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance for 24 months, and accelerate certain otherwise unexercisable stock options granted to Dr. Schleifer. Notwithstanding the foregoing, if payments resulting from the change in ownership as defined in Section 280G(b)(2) of the Internal Revenue Code exceed certain thresholds, the amounts and benefits provided under the employment agreement will be automatically reduced to an amount that would not subject Dr. Schleifer to the excise tax under Section 4999 of the Internal Revenue Code or the Company to a loss of deductibility under Section 280G.

On March 6, 2000, the Company entered into an employment agreement with George
D. Yancopoulos, M.D., Ph.D. providing for his employment with the Company through March 5, 2005. During the term of employment, the Company will pay Dr. Yancopoulos an annual base salary of $370,000, with such increases as may be determined by the Compensation Committee and approved by the Board of Directors. Dr. Yancopoulos is also entitled to participate in all Company benefit plans and incentive plans provided to similarly situated executives of the Company. The employment agreement provides that in the event that Dr. Yancopoulos's employment is terminated (i) by the Company without cause, as defined in the employment agreement, (ii) by reason of the executive's death, or (iii) by reason of the executive's disability, as determined in good faith by the Board, Dr. Yancopoulos, or his estate as the case may be, will continue to be paid his base salary and benefits payable under the agreement for the lesser of one year or the remainder of the term of the agreement. Under the employment agreement, Dr. Yancopoulos has agreed that he will not engage in activities which are in competition with the Company for a period of one year following the termination of his active employment with the Company.

For a description of the Company's employment agreement with P. Roy Vagelos, M.D., see "Compensation of Directors."

-------------------------------------------------------------
INDEBTEDNESS OF NAMED OFFICERS

In August 1994, the Company loaned Dr. Yancopoulos $60,000. The loan is evidenced by a promissory note bearing interest at the rate of 6.83% per year. The loan, including all accrued interest, becomes due and payable on August 21, 2004, unless Dr. Yancopoulos's employment with the Company terminates prior to that date.

-------------------------------------------------------------
COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Company's executive compensation program is administered by the Compensation Committee, which is comprised of two directors. Subject to approval by the Board of Directors, the Compensation Committee is responsible for (among other things) determining the compensation package of each executive officer. The Compensation Committee considers the views and recommendations of other directors, including those of Dr. Schleifer, in making decisions regarding the compensation of the Company's executive officers.

The Company's executive compensation program is designed to promote the achievement of the Company's business objectives and, thereby, to maximize long-term corporate performance and shareholder value. The compensation of the executive officers consists of a combination of base salary, bonuses, and long-term stock-based incentives through the Company's 2000 Long-Term Incentive Plan. The Compensation Committee believes it is important for stock incentives to constitute a significant portion of the compensation package in order to help align executive and shareholder interests.

In determining the total amount and mixture of the compensation package for each executive officer, including Dr. Schleifer and the other Named Officers, the Compensation Committee and the Board consider nu-merous factors, the most important of which are (i) the Company's needs and objectives, including attracting, motivating, and retaining key management personnel, (ii) individual performance, including the expected contribution to the Company's objectives of each executive officer, (iii) compensation of persons holding comparable positions, including data obtained from outside studies and proxy materials on the payment of executive officers at comparable companies, as well as the Company's most direct competitors, and (iv) the overall value to each executive of his or her compensation package. No specific numerical weight is given to any of these factors.

The 2001 base salaries of the Named Officers as a group (other than Dr. Schleifer) increased by an average of 13.04 percent over 2000. These increases were made in January 2001 and reflected the Committee's review in late 2000 of individual performance (including promotions) and internal and outside compensation studies of competitive and regional factors.

Dr. Schleifer's 2001 compensation package was based on the same factors as described above for all executive officers pursuant to the Company's executive compensation objectives. In 2001, Dr. Schleifer's base salary increased 19.72 percent over 2000. In addition, the Compensation Committee directed that Dr. Schleifer be paid a bonus of $250,000 in 2001 based on his achievements in 2000. The Compensation Committee considered the Company's progress in its preclinical and clinical programs, and other significant accomplishments that occurred during 2000. These achievements were guided and managed by Dr. Schleifer and the Named Officers.

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation over $1 million to the Chief Executive Officer and the other Named Officers unless certain conditions are met. The Company's Chief Executive Officer and the other Named Officers have not received compensation over $1 million.

     The Compensation Committee

     Charles A. Baker, Chairman
     George L. Sing

-------------------------------------------------------------
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There is no information required to be disclosed by Item 404 of Regulation S-K under the Securities Act of 1933. This Item requires disclosure of certain transactions between Regeneron or a subsidiary of Regeneron and a director, officer, or holder of five percent of any class of Regeneron voting securities (or any member of the immediate family of the foregoing persons).

--------------------------------------------------------------------------------
PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of (i) The Nasdaq Pharmaceutical Stocks Index and (ii) The Nasdaq Stock Market (U.S.) Index for the period from December 31, 1996 through December 31, 2001.

                            [PERFORMANCE LINE GRAPH]

                     12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                     --------   --------   --------   --------   --------   --------
Regeneron              $100       $ 55       $ 45       $ 82       $243       $184
Nasdaq Pharm            100        103        131        247        308        262
Nasdaq-US               100        122        151        213        395        238

The above graph assumes $100 investments on December 31, 1996 in the Company's Common Stock, The Nasdaq Pharmaceutical Stocks Index, and The Nasdaq Stock Market (U.S.) Index, with all dividends reinvested.

-------------------------------------------------------------
OFFICERS OF THE REGISTRANT

All officers of the Company are appointed annually and serve at the pleasure of the Board of Directors. The names, positions, ages, and background of the Company's senior managers, are set forth below:

LEONARD S. SCHLEIFER, M.D., PH.D., 49, founded the Company in 1988 and has been its President and Chief Executive Officer since its inception and served as Chairman of the Board from 1990 through 1994. In 1992, Dr. Schleifer was appointed Clinical Professor of Neurology at the Cornell University Medical School, and from 1984 to 1988 he was Assistant Professor at the Cornell University Medical School in the Departments of Neurology and Neurobiology. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology. Dr. Schleifer is a member of the Board of Directors of the Biotechnology Industry Organization.

GEORGE D. YANCOPOULOS, M.D., PH.D., 42, has been Executive Vice President, Chief Scientific Officer, and President, Regeneron Research Laboratories since December 2000. Prior to that date, he was Senior Vice President, Research, a position he held since June 1997, and Chief Scientific Officer, a position he held since January 1998. Dr. Yancopoulos was Vice President Discovery from January 1992 until June 1997, Head of Discovery from January 1991 to January 1992, and Senior Staff Scientist from March 1989 to January 1991. He received his Ph.D. in Biochemistry and Molecular Biophysics and his M.D. from Columbia University. In a 1997 survey by the Institute for Scientific Information, he was listed among the 11 most highly cited scientists and was the only non-academic scientist in that group.

MURRAY A. GOLDBERG, 57, has been Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer, and Assistant Secretary since December 2000. Prior to that date, he was Vice President, Finance and Administration, Chief Financial Officer, and Treasurer, positions he held since March 1995, and Assistant Secretary, a position he held since January 2000. Prior to joining the Company, Mr. Goldberg was Vice President, Finance, Treasurer, and Chief Financial Officer of PharmaGenics, Inc. from February 1991 and a Director of that company from May 1991. From 1987 to 1990, Mr. Goldberg was Managing Director, Structured Finance Group at the Chase Manhattan Bank, N.A. and from 1973 to 1987 he served in various managerial positions in finance and corporate development at American Cyanimid Company. Mr. Goldberg received his M.B.A. from the University of Chicago and a M.Sc. in Economics from the London School of Economics.

RANDALL G. RUPP, PH.D., 54, has been Senior Vice President, Manufacturing and Process Sciences since December 2000. Prior to that date, he was Vice President, Manufacturing and Process Science, a position he held since January 1992. Dr. Rupp was director of manufacturing from July 1991 until December 1992. He received his Ph.D. in Biomedical Sciences from the University of Texas, M.D. Anderson Hospital and Tumor Institution, Houston.

NEIL STAHL, PH.D., 45, has been Senior Vice President, Preclinical Development and Biomolecular Science since December 2000. Prior to that date, he was Vice President, Preclinical Development and Biomolecular Sciences, a position he held since January 2000. He joined the Company in 1991. Before becoming Vice President, Biomolecular Sciences in July 1997, Dr. Stahl was Director, Cytokines and Signal Transduction. Dr. Stahl received his Ph.D. in Biochemistry from Brandeis University.

-------------------------------------------------------------
PROPOSAL NO. 2: AMENDMENTS TO 2000 LONG-TERM INCENTIVE PLAN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE 2000 LONG-TERM INCENTIVE PLAN.

On June 9, 2000, the Company's shareholders adopted and approved the Company's 2000 Long-Term Incentive Plan (the "2000 Plan") and 6,000,000 shares of Common Stock were reserved for issuance thereunder. As of April 19, 2002, 1,118,235 shares remained available for issuance under the 2000 Plan.

The Board of Directors recommends amending the 2000 Plan to increase by 5,000,000 shares the maximum number of shares of Common Stock that may be issued under the 2000 Plan and to reserve such number of shares for issuance under the 2000 Plan. In addition, the Board of Directors recommends amending the 2000 Plan to include for issuance under the 2000 Plan shares of Common Stock previously approved by shareholders for issuance under the Company's 1990 Long-Term Incentive Plan (the "1990 Plan") that are not issued under the 1990 Plan. Such shares of Common Stock to be contributed from the 1990 Plan may not be issued in connection with the exercise of incentive stock options awarded under the 2000 Plan. The 1990 Plan expired during 2000 and no new awards may be granted thereunder.

Shares of Common Stock previously reserved for issuance under the 1990 Plan may be unissued for various reasons, including forfeiture of awards previously made under the 1990 Plan or the use of shares by a participant to pay the exercise price of a stock option granted under the 1990 Plan. As of April 19, 2002, there were 236,385 shares under the 1990 Plan that were unissued and not reserved for outstanding awards granted under the 1990 Plan. The number of such shares likely will increase over time as additional awards under the 1990 Plan are forfeited or additional shares are used by participants to satisfy the exercise price of stock options.

On April 8, 2002, the Board of Directors, at the recommendation of the Compensation Committee and subject to shareholder approval, adopted these amendments to the 2000 Plan to replenish the awards available for grant in order for the Company to continue to meet its objective of securing, motivating and retaining qualified officers and employees, and of compensating non-employee directors.

DESCRIPTION OF PRINCIPAL FEATURES OF THE 2000 PLAN

The 2000 Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is a "non-employee director" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and an "outside director" (within the meaning of Section 162(m) of the Internal Revenue Code).

The 2000 Plan may be amended by the Board of Directors, subject to shareholder approval where necessary, to satisfy certain regulatory requirements. The 2000 Plan will terminate not later than the close of business on April 24, 2010. However, awards granted before the termination of the 2000 Plan may extend beyond that date in accordance with their terms.

There are generally four types of awards that may be granted under the 2000
Plan: Stock Options (including both incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code and nonqualified stock options ("NQSOs"), which are options that do not qualify as ISOs), Restricted Stock, Phantom Stock, and Stock Bonus awards. In addition, the Committee in its discretion may make other awards valued in whole or in part by reference to, or otherwise based on, Common Stock.

Prior to the effectiveness of the proposed amendments, there were reserved for issuance under the 2000 Plan a total of 6,000,000 shares of Common Stock. As of April 19, 2002, 1,118,235 shares remained available for issuance under the 2000 Plan. If the proposed amendments are approved, an additional 5,000,000 shares of Common Stock will be reserved for issuance under the 2000 Plan plus shares of Common Stock previously approved by shareholders for issuance under the 1990 Plan (which expired during 2000) that are unissued and not reserved for outstanding Options granted under the 1990 Plan. Shares contributed from the 1990 Plan may not be issued in connection with the exercise of ISOs awarded under the 2000 Plan. All of the shares reserved for issuance under the 2000 Plan are generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, subdivision, reorganization, merger, consolidation, combination, repurchase or share exchange, or other similar corporate transaction or event. The maximum number of shares of Common Stock that may be the subject of awards to a participant in any year is 1,000,000, except that such number is 1,500,000 with respect to an employee's initial year of employment with the Company.

Officers of the Company, including the Named Officers, employees, consultants and non-employee directors of the Company are eligible to receive awards under the 2000 Plan in the discretion of the Committee.

Awards become exercisable or otherwise vest at the times and upon the conditions that the Committee may determine, as reflected in the applicable award agreement. The Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it, in its sole discretion, deems appropriate (for instance, upon a "Change in Control" of the Company, as defined in the 2000 Plan). Because awards under the 2000 Plan are discretionary (other than annual grants to non-employee directors described under "Non-employee Director Awards" below), it is not possible to determine the size of future awards.

Stock Options. Options entitle the holder to purchase shares of Common Stock during a specified period at a purchase price specified by the Committee (but in the case of an ISO, at a price not less than 100% of the fair market value of the Common Stock on the day the ISO is granted). Each Option granted under the Plan will be exercisable for a period of 10 years from the date of grant, or such lesser period as the Committee shall determine. Options may be exercised, in whole or in part, by the payment of cash of the full option price of the shares purchased, by tendering shares of Common Stock with a fair market value equal to the option price of the shares purchased, or by other methods in the discretion of the Committee. The 2000 Plan provides that, unless otherwise determined by the Committee, an Option shall vest with respect to 20% of the Option on the first anniversary of the date of grant and with respect to an additional 20% on each of the next four anniversaries thereof. In 2001, the Committee determined that Options granted under the 2000 Plan in 2001 would vest ratably over four years, with 25% of the Option vesting on each of the first four anniversaries of the date of grant. Options that are exercisable as of the date of a participant's termination of service with the Company may be exercised after such date for the period set forth in the Option agreement or as otherwise determined by the Committee. In the event of the death of a participant, any unexercisable Options held by such participant shall become duly exercisable by the participant's heirs or personal representatives. Options held by a participant upon termination from the company's service for "Cause" (as defined in the 2000 Plan) shall immediately expire (whether or not then exercisable). The Committee may provide that a participant who delivers shares of Common Stock to exercise an Option will automatically be granted new Options for the number of shares delivered to exercise the Option ("Reload Options"). Reload Options will be subject to the same terms and conditions as the related Option (except that the exercise price generally will be the fair market value of the Common Stock on the date the Reload Option is granted).

Restricted Stock. Restricted Stock awards consist of a grant of shares of restricted Common Stock. The Committee may determine the price, if any, to be paid by a participant for each share of Restricted Stock subject to an award. A holder of Restricted Stock may vote and, if the participant remains in the service of the Company throughout the "Restricted Period" as defined in the 2000 Plan (the "Restricted Period"), he or she may generally receive all dividends on all such shares. However, such holder may not transfer such shares during the Restricted Period. If for any reason during the Restricted Period a holder of Restricted Stock ceases to be in the service of the Company, the holder may (and if the termination is on account of "Cause" as defined in the 2000 Plan, shall) be required to transfer to the Company such Restricted Stock together with any dividends paid thereon. Consistent with Section 162(m) of the Internal Revenue Code, the 2000 Plan provides that (i) restrictions on Restricted Stock may, in the sole discretion of the Committee, lapse upon the achievement of certain pre-established performance goals based upon the criteria described below, and
(ii) the maximum number of such performance based Restricted Stock awards that may be granted to an employee in any year is 200,000.

The 2000 Plan provides that performance goals will be based on one or more of the following criteria: (1) return on total shareholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) revenues; (6) return on assets; (7) market share; (8) cost reduction goals; (9) any combination of, or a specified increase in, any of the foregoing; (10) the achievement of certain target levels of discovery and/or development of products, including without limitation, the regulatory approval of new products; (11) the achievement of certain target levels of sales of new products or licensing in or out of new drugs; (12) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions; and (13) such other criteria as the shareholders of the Company may approve. In addition, such performance goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Section 162(m) of the Internal Revenue Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may designate additional business criteria on which the performance goals may be based or adjust, modify, or amend the aforementioned business criteria.

Phantom Stock. A Phantom Stock award is an award of the right to receive cash or Common Stock at a future date, subject to such restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including without limitation a specified period of employment or the satisfaction of the performance goals described above), in such installments, or otherwise, as the Committee may determine. The grant of a Phantom Stock award shall not reduce the number of shares of Common Stock with respect to which awards may be granted under the 2000 Plan.

Stock Bonus. If the Committee grants a Stock Bonus award, a certificate for the shares of Common Stock constituting such Stock Bonus shall be issued in the name of the participant to whom such grant was made and delivered to the participant as soon as practicable after the date on which such Stock Bonus is payable.

Non-employee Director Awards. On January 1 of each calendar year, each then serving non-employee director of the Company will be granted a NQSO to purchase 15,000 shares of Common Stock at the fair market value of such shares at the time of grant; such NQSOs shall become exercisable as 33 1/3% of the shares covered thereby on each of the first, second, and third anniversaries of the date of grant, and shall expire (if not earlier terminated) on the tenth anniversary of the date of grant. In addition, a non-employee director may receive such other awards approved by a majority of the Board of Directors.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Set forth below is a discussion of certain federal income tax consequences with respect to Options that may be granted pursuant to the 2000 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences of participation in the 2000 Plan.

Incentive Stock Options. In general, no taxable income is realized by a participant upon the grant of an incentive stock option, within the meaning of
Section 422 of the Code. If shares of Common Stock are issued to a participant ("Option Shares") pursuant to the exercise of an ISO granted under the Plan and the participant does not dispose of the Option Shares within the two-year period after the date of grant or within one year after the receipt of such Option Shares by the participant (a "disqualifying disposition"), then, generally (i) the participant will not realize ordinary income upon exercise and (ii) upon sale of such Option Shares, any amount realized in excess of the exercise price paid for the Option Shares will be taxed to such participant as capital gain (or loss). Long-term capital gain of a participant is generally subject to a maximum tax rate of 20% in respect of property held for more than one year. The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant's "alternative minimum taxable income".

If Option Shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the Option Shares at the time of exercise (or, if less, the amount realized on the disposition of the Option Shares), over the exercise price paid for the Option Shares.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NQSO as discussed below.

Nonqualified Stock Options. In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Option Shares at the time of exercise over the exercise price paid for the Option Shares.

In the event of a subsequent sale of Option Shares received upon the exercise of an NQSO, any appreciation or depreciation after the date on which taxable income is realized by the participant in respect of the option exercise will be taxed as capital gain in an amount equal to the excess of the sale proceeds for the Option Shares over the participant's basis in such Option Shares. The participant's basis in the Option Shares will generally equal the amount paid for the Option Shares plus the amount included in ordinary income by the participant upon exercise of the nonqualified option described in the immediately preceding paragraph.

-------------------------------------------------------------
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PRICEWATERHOUSECOOPERS LLP.

The Board of Directors, at the recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2002. This appointment is subject to the approval of the Company's shareholders. Accordingly, the following resolution will be offered at the Annual Meeting:

"RESOLVED, that the appointment, by the Board of Directors of Regeneron Pharmaceuticals, Inc., of PricewaterhouseCoopers LLP as the independent accountants of the Company for the year ending December 31, 2002 is hereby approved."

PricewaterhouseCoopers LLP has been the Company's independent accountants for the past thirteen years and has advised the Company that it will have in attendance at the Annual Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Annual Meeting.

Proxies solicited by management will be voted "FOR" ratification of the selection of PricewaterhouseCoopers LLP as independent accountants unless shareholders indicate in their proxies their desire to have their shares voted "AGAINST" such ratification.

-------------------------------------------------------------
OTHER MATTERS

The Board of Directors of the Company does not intend to present any other items of business and knows of no other items of business that are likely to be brought before the Annual Meeting, except those set forth in the accompanying Notice of the Annual Meeting of Shareholders. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy on such matters in accordance with their best judgment.

-------------------------------------------------------------
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

A shareholder wishing to present a proposal at the 2003 Annual Meeting of Shareholders must submit the proposal in writing and be received by the Company at its principal executive offices (777 Old Saw Mill River Road, Tarrytown, New York 10591) by January 10, 2003 in order for such proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

-------------------------------------------------------------
COST OF SOLICITATION

This solicitation is made on behalf of the Board of Directors of the Company. The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers, and employees of the Company may solicit the return of proxies by telephone, telegram, or personal interviews.

    By Order of the Board of Directors,

    /s/ Stuart A. Kolinski

    Stuart A. Kolinski
    Secretary
    Tarrytown, New York
    May 10, 2002

                                                                       EXHIBIT A

                         CHARTER OF THE AUDIT COMMITTEE
                                     OF THE
                             BOARD OF DIRECTORS OF
                        REGENERON PHARMACEUTICALS, INC.
                            AS ADOPTED BY THE BOARD
                                ON JUNE 9, 2000
--------------------------------------------------------------------------------

I.   AUTHORITY

The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Regeneron Pharmaceuticals, Inc. (the "Corporation") is established pursuant to
Article II, Section 4 of the Corporation's Bylaws and Section 712 of the New York Business Corporation Law. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II.   PURPOSE OF THE COMMITTEE

The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Corporation.

The Committee shall oversee the audit efforts of the Corporation's independent accountants and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's accountants are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants and the financial and senior management of the Corporation.

III.   COMPOSITION OF THE COMMITTEE

(a) Each member of the Committee shall be an "independent" director within the meaning of the Nasdaq Stock Exchange (the "Nasdaq") rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. Notwithstanding the foregoing, as permitted by the Nasdaq rules, under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independence" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the annual proxy statement the nature of such person's relationship and the reasons for the Board's determination. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

(b) Upon any changes in the composition of the Committee and otherwise approximately once each year, the Committee shall ensure that the Corporation provides Nasdaq with written confirmation regarding:

     (i) any determination that the Board has made regarding the independence of the Committee members;

     (ii)   the financial literacy of the Committee members;

     (iii) the determination that at least one of the Committee members has accounting or related financial management expertise; and

     (iv) the annual review and reassessment of the adequacy of the Committee's charter.

IV.   MEETINGS OF THE COMMITTEE

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. In addition, the Committee (or the Chairman or another designated member of the Committee) should meet or confer with the independent accountants and management quarterly to review the Corporation's periodic financial statements prior to their filing with the Securities and Exchange Commission ("SEC"). The Chairman should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities and provide copies of such minutes to the Board.

V.   DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee's charter. The charter must specify: (1) the scope of the Committee's responsibilities and how it carries out those responsibilities, (2) the ultimate accountability of the Corporation's independent accountants to the Board and the Committee, (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation's independent accountants, and (4) that the Committee is responsible for ensuring that the Corporation's independent accountants submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent accountants and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent accountants with respect to any such disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for recommending that the Board take appropriate action to ensure the independence of the independent accountants.

While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

SELECTION AND EVALUATION OF INDEPENDENT ACCOUNTANTS

(a) Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

(b) Review and approve the Corporation's independent accountants' annual engagement letter, including the proposed fees contained therein;

(c) Review the performance of the Corporation's independent accountants and make recommendations to the Board regarding the replacement or termination of the independent accountants when circumstances warrant;

(d) Oversee the independence of the Corporation's independent accountants by, among other things:

     (i) requiring the independent accountants to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent accountants and the Corporation; and

     (ii) actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommending that the Board take appropriate action to satisfy itself of the accountants' independence;

(e) Instruct the Corporation's independent accountants that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection (subject to shareholder approval if determined by the Board), evaluation and termination of the Corporation's independent accountants;

OVERSIGHT OF ANNUAL AUDIT AND QUARTERLY REVIEWS

(f) Review and accept, if appropriate, the annual audit plan of the Corporation's independent accountants, including the scope of audit activities, and monitor such plan's progress and results during the year;

(g) Confirm through private discussions with the Corporation's independent accountants and the Corporation's management that no management restrictions are being placed on the scope of the independent accountants' work;

(h) Review the results of the year-end audit of the Corporation, including (as applicable):

     (i) the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent accountants, any other pertinent reports and management's responses concerning such memorandum;

     (ii) the qualitative judgments of the independent accountants about the appropriateness, not just the acceptability, of accounting principle and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

     (iii)   the methods used to account for significant unusual transactions;

     (iv) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     (v) management's process for formulating sensitive accounting estimates and the reasonableness of these estimates;

     (vi)   significant recorded and unrecorded audit adjustments;

     (vii) any material accounting issues among management and the independent accountants; and

     (viii) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent accountants;

(i) Review with management and the Corporation's independent accountants such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body;

(j) Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent accountants;

OVERSIGHT OF FINANCIAL REPORTING PROCESS AND INTERNAL CONTROLS

(k) Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures through inquiry and discussions with the Corporation's independent accountants and management of the Corporation;

(l) Review with management the Corporation's administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

(m) Review with management and the independent accountants any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

(n) Receive periodic reports from the Corporation's independent accountants and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

(o) Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent accountants and management;

OTHER MATTERS

(p) Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

(q) Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement or consent statement relating to the election of directors) of the Corporation commencing after December 15, 2000 which states, among other things, whether:

     (i) the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation's Annual Report on Form 10-K;

     (ii) the Committee has discussed with the Corporation's independent accountants the matters that they are required to discuss with the Committee by Statements on Auditing Standard No. 61, (as it may be modified or supplemented);

     (iii) the Committee has received the written disclosures and the letter from the Corporation's independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountants their independence; and

     (iv)   based on the review and discussions described in subsections (i),
            (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

(r) Review the Corporation's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation's independent accountants;

(s) Obtain from the independent accountants any information pursuant to Section 10A of the Securities Exchange Act of 1934;

(t) Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

(u) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

WITH RESPECT TO THE DUTIES AND RESPONSIBILITIES LISTED ABOVE, THE COMMITTEE
SHOULD:

(1)  Report regularly to the Board on its activities, as appropriate;

(2) Exercise reasonable diligence in gathering and considering all material information;

(3)  Understand and weigh alternative courses of conduct that may be available;

(4) Focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

(5) If the Committee deems it appropriate, secure independent expert advice and understand the expert's findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

(6) Provide management and the Corporation's independent accountants with appropriate opportunities to meet privately with the Committee.

                                     * * *

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent accountants or to ensure that the Corporation complies with all laws and regulations.

                           * * * * * * * * * * * * *

                         PLEASE DATE, SIGN AND MAIL YOUR
                       PROXY CARD BACK AS SOON AS POSSIBLE


                         ANNUAL MEETING OF SHAREHOLDERS
                        REGENERON PHARMACEUTICALS, INC.

                                 JUNE 14, 2002

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF
                         REGENERON PHARMACEUTICALS, INC.

The undersigned hereby appoints Leonard S. Schleifer, M.D., Ph.D. and Stuart A. Kolinski, and each of them, as proxies, with power to act with the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Regeneron Pharmaceuticals, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on June 14, 2002 or any adjournment therof.

       (CONTINUED, AND TO BE MARKED, DATED, AND SIGNED ON THE OTHER SIDE)
--------------------------------------------------------------------------------
X   Please mark your votes as in this example


The Board of Directors recommends a vote FOR Items 1, 2, 3, and 4.

                                       WITHHELD
                        FOR            FOR ALL

Item 1.                                             Nominees:
 ELECTION               ______         _______      Alfred G. Gilman, M.D., Ph.D.
    OF DIRECTORS        ______         _______      Joseph L. Goldstein, M.D.
                        ______         _______      P. Roy Vagelos, M.D.

WITHHELD FOR:  (Write that nominee's name
in the space provided below.)
_________________________________________

                                                      FOR     AGAINST    ABSTAIN

Item 2.  To approve the amendments to the
         Company's 2000 Long-Term
         Incentive Plan to increase the
         number of Shares reserved for
         issuance under the plan.                   _____     ______     _______


Item 3.  To approve the selection of
         PricewaterhouseCoopers LLP as
         independent accountants for the
         fiscal year ending December 31,            _____      ______     ______
         2002.


Item 4.  In their discretion, to act upon
         such other matters as may
         properly come before the meeting
         and any adjournment or
         postponement thereof.                      _____      ______     ______


                            Joint
Signature:_________________ Signature:______________________ Date:________, 2002
                                         (if applicable)

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signed as attorney, executor, administrator, trustee, or guardian, please give full title as such.